Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-141560 on Form S-3 of our reports dated February 22, 2008, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
April 28, 2008